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                                   EXHIBIT 5

                 [SQUIRE, SANDERS & DEMPSEY L.L.P. LETTERHEAD]

                              September 23, 1998


Citizens Bancshares, Inc.
10 East Main Street
Salineville, Ohio  43945

Dear Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-3 ("Registration Statement") to be filed by Citizens Bancshares, Inc. ("Bancshares") in connection with the issuance of up to 1,000,000 of its common shares, no par value (the "Bancshares Common Shares") pursuant to Sky Financial Stock Direct, the Dividend Reinvestment and Direct Stock Purchase and Sale Plan of Sky Financial Group, Inc. We have examined the Plan (as set forth in the Registration Statement), the Shareholder Rights Plan, dated as of July 21, 1998, between Bancshares and The Citizens Banking Company (the "Rights Plan") and such documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

         Based upon the foregoing, we are of the opinion that (i) the Bancshares Common Shares, when issued by Bancshares as contemplated in the Plan, will be legally issued, fully paid and nonassessable and (ii) the preferred share purchase rights associated with the Bancshares Common Shares, when and to the extent issued in accordance with the Rights Plan, will be validly issued.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Opinions" in the prospectus/proxy statement contained therein.

                                           Respectfully submitted,

                                           SQUIRE, SANDERS & DEMPSEY L.L.P.